Reading International Announces 2006 Results

•	Revenue from continuing operations for the year was up 8.2% over 2005, to $106.1 million
•	Net Income for the year was up 289.9% over 2005, to $3.9 million
•	EBITDA (1)as reported for the year was $25.9 million up 32.2%, compared to $19.6 million in 2005

Los Angeles, California, - (PR NEWSWIRE) -March 30, 2007 - Reading International, Inc. (AMEX: RDI) announced today results for its year and fourth quarter ended December 31, 2006.

Twelve Month 2006 Highlights

Consistent with our business philosophy to be opportunistic in our cinema acquisitions and to focus on modern stadium design mainstream cinemas, we have:

•
in working towards a consolidation and rationalization of our holdings, sold to our joint venture partner (Everard Entertainment) our 50% joint venture interests in three mainstream cinemas (aggregating 13 screens) operated under the “Berkeley” name in suburban Auckland, New Zealand and acquired from Everard Entertainment its 50% interest in our joint venture cinema (8 screens) in Christchurch, New Zealand, effectively exchanging our 50% interest in three older conventional cinemas for our joint venture partner’s interest in a modern stadium design multiplex;

•	entered into a contract to acquire the long-term ground lease interest underlying our Tower Theater in Sacramento, California (the principal art cinema in Sacramento);

•
refurbished, expanded and reopened the Rialto art cinema in Auckland, in which we have a 50% unconsolidated joint venture interest with SkyCity Leisure Ltd. This Rialto cinema is the premier art house in New Zealand;

•
entered into agreements for lease with respect to two new 8 screen cinemas currently under development in regional shopping centers located in fast growing residential areas in Australia. It is anticipated that these cinemas will open in the first quarters of 2008 and 2010. One of these agreements to lease was executed in 2006. The other in February 2007;

•	obtained the final governmental approvals required for the construction of the approximately 33,000 square foot six-screen cinema component of our Newmarket ETRC; and

•	acquired an existing 3-screen leasehold cinema in Queenstown, New Zealand (the only cinema in this premier New Zealand mountain resort community).

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

and with respect to the expansion of the real estate side of our business:

•	obtained final approval for the rezoning of our 50.6 acre Burwood property from an essentially industrial use to a mixed retail, entertainment, commercial and residential use;

•	completed construction and lease-up of the retail components of our Newmarket ETRC;

•
completed the assemblage of two additional parcels of land, totaling 0.4 acres, into our existing Moonee Ponds property. This acquisition increases our holdings at Moonee Ponds (a suburb of Melbourne) to 3.3 acres and gives us frontage facing the principal transit station servicing the area;

•
formed Landplan Property Partners, Ltd (“Landplan”) to identify, acquire and develop or redevelop properties in Australia and New Zealand on an opportunistic basis. Through March 14, 2007, we have acquired two such properties, one in Australia and one in New Zealand, for a total investment of approximately $6.7 million;

•
acquired for $1.8 million, an 18.4% equity interest in Malulani Investments, Limited (“MIL”), a closely held Hawaiian company which currently owns approximately 763,000 square feet of developed commercial real estate principally in California, Hawaii and Texas, and approximately 22,000 acres of agricultural land in Northern California. Included among MIL’s assets is the Guenoc Winery, consisting of approximately 400 acres of vineyard land and a winery equipped to bottle up to 120,000 cases of wine annually. This land and commercial real estate holdings are encumbered by debt.; and

•
through December 31, 2006 completed the sale of 59 out of 67 residential units comprising our Place 57 residential condominium tower in Manhattan, in which we own a 25% interest (an additional 5 units having closed during the period from January 1, 2007 to March 14, 2007).

which resulted in:

•	revenue growth of 8.2% to $106.1 million, compared to $98.1 million in 2005;

•	recognition of $8.3 million in earnings from our 25% interest in the Place 57. Our total investment in this project was $3.0 million;

•	recognition of a $3.4 million gain on the sale of our 50% interest in 3 cinemas in Auckland, New Zealand to our joint venture partner;

•	net income for the 2006 year of $3.9 million compared to $1.0 million in 2005, an increase of 289.9%; and

•	EBITDA (1) of $25.9 million in 2006 compared to $19.6 million in 2005, an increase of 32.2%.

Fourth Quarter 2006 Highlights

•	entered into a contract to acquire the long-term ground lease interest underlying our Tower Theater in Sacramento, California (the principal art cinema in Sacramento);

•
entered into an agreement for lease with respect to a new 8 screen cinema currently under development in a regional shopping center located in a fast growing residential area in Australia. It is anticipated that this cinema will open in the first quarter of 2008. An additional agreement for lease was entered into in February 2007 for another similarly situated 8 screen cinema, scheduled for opening in the first quarter of 2010;

•	revenue from continuing operations at $27.2 million increased 18.6% compared to $22.9 million in Q4 2005;

•	recognized $2.3 million in earnings from our 25% interest in the Place 57 mixed-use condominium development in Manhattan;

•	net income for the quarter at $1.1 million was $3.7 million better than the $2.5 million loss reported in the 2005 quarter;

•	EBITDA (1) at $7.0 million was 223.4% higher than the $2.2 million reported in the 2005 quarter; and

•	adjusted EBITDA at $5.9 million for the quarter was the best since our business combination on December 31, 2001.

On February 5, 2007, we closed a $50.0 million private placement of 20-year maturity trust preferred securities. These securities were issued by an affiliate, and is similar to Reading International Inc. issuing $50.0 million in fully subordinated debt. There are no principal payments until maturity in 2027 when the notes are paid in full. We have elected to fix the interest rate on this subordinated debt at 9.22% for five years, and intend to monitor interest rates over this period with the intention of purchasing swap positions to protect against long term exposure to interest rate fluctuations with respect to this security. The net proceeds of $48.4 million have been used primarily to retire bank debt in New Zealand and Australia.

Fourth Quarter 2006 Discussion

Revenue from continuing operations (all information relating to sold assets is included in the tables that follow under the headings marked “gain on disposal of business operations,” “loss from discontinued operations” and “adjustment for discontinued operations,” including prior year data which has been restated) increased from $22.9 million in Q4 2005 to $27.2 million in 2006, an 18.6% increase or $4.3 million. The cinema revenue increase of $3.3 million was predominantly due to Australia ($2.0 million higher than last year) and the U.S. ($1.2 million higher than last year), where higher admissions were driven by improved film product. This improved product offering included “Borat,” “The Departed,” “Casino Royale” and“The Queen.” The increase in real estate revenue was predominantly in Australia ($1.0 million higher than last year), which was driven by the rental income from the retail portion of our Newmarket ETRC, opened in early 2006.

Operating expense continued to be managed in line with revenue growth.

Depreciation and amortization was up $274,000 or 9.2%, from $3.0 million to $3.2 million for the 2006 quarter. This increase reflects the acquisitions in New Zealand of the Queenstown cinema in February 2006 and the Palms cinema in April 2006 and commencement in January 2006 of the use of the retail portions of our Newmarket ETRC.

General and administrative expense decreased by $266,000 or 7.1%, from $3.8 million to $3.5 million in the 2006 quarter. This was mainly due to the reduction in the litigation costs related to our U.S. antitrust litigation. That litigation is now at an end.

The other significant driver that affected the 2006 quarter compared to the 2005 quarter was the increase in other income of $1.2 million. This was primarily due to earnings from Place 57 of $2.3 million offset by a $1.2 million charge for claims related to the use by third parties of counterfeit credit cards. The issues surrounding that credit card situation have now been addressed and we are currently reviewing our options to recoup all or substantially all of this charge.

As a result of the above, we reported a net income of $1.1 million for the 2006 quarter compared to a loss of $2.5 million in the 2005 quarter.

Our EBITDA (1) at $7.0 million for the 2006 quarter was $4.8 million higher than the 2005 quarter of $2.2 million, predominantly driven by better operating margins, general and administrative expense reductions and the Place 57 profit recognition, offset by the counterfeit credit card charge. Allowing for these last two items, the 2006 quarter EBITDA (1) of $5.9 million was still $3.7 million higher than the $2.2 million of the 2005 quarter.

Twelve Month 2006 Summary

•
Revenue from continuing operations increased by 8.2% or $8.0 million, to $106.1 million in the twelve months of 2006 compared to 2005. This increase was driven by strong circuit showings of “Pirates of the Caribbean: Dead Man’s Chest”, “Ice Age 2: The Meltdown”, “Borat” and “The Da Vinci Code.” The U.S. $1.6 million increase, the Australian $4.1 million increase and the New Zealand $1.6 million increase were all predominately due to higher admissions related to more appealing film product availability in 2006 compared to that offered in 2005. The real estate revenue increase of $762,000 came predominantly from Australia where the rent from the Newmarket ETRC retail component added approximately $2.1 million and was offset in the U.S. by decreased rents from live theatre rentals, which were depressed from 2005.

•	Operating expense continued to be managed in line with revenue growth.

•
Depreciation and amortization increased by $828,000 to $13.2 million in 2006 from $12.4 million in 2005, driven primarily by the acquisitions in New Zealand of the Queenstown cinema and the Palms cinema as well as the opening of the retail component of our Newmarket ETRC in Australia.

•
General and administrative expense decreased by $4.3 million to $13.0 million in 2006 from $17.3 million in the 2005 period. This decrease is predominantly due to the reduction in litigation costs related to our U.S. antitrust litigation. That litigation is now at an end.

•
Interest expense increased by $2.1 million to $6.6 million in 2006 from $4.5 in 2005, due to increased borrowings, higher interest rates and the effective completion of the retail component of our Newmarket ETRC in early 2006, which decreased the amount of interest that could be capitalized.

•
Other income increased by $6.1 million to $7.5 million in 2006 from $1.4 million in 2005, primarily due to $8.3 million of Place 57 earnings, offset by the mark-to-market of the SHC Cinema 1,2,3 option of $1.6 million and the $1.2 million potential credit card claims.

•
Income from discontinued operations in 2006 was zero compared to $12.2 million in 2005. This was driven by the gain on sale of assets of $13.6 million reported for the second quarter in connection with our disposal of both our Puerto Rico circuit and our Glendale, California office building.

•	The gain on sale of unconsolidated entity of $3.4 million was due to the sale of our 50% interest in certain joint venture cinema assets in New Zealand.

•
Our income tax expense increased by $1.1 million to $2.3 million in 2006 from $1.2 million in 2005 primarily due to the tax expense incurred for our equity earnings from our investment in the Place 57 development.

As a result we reported a net income of $3.9 million for the 2006 twelve months compared to $1.0 million in the 2005 twelve months.

Our reported EBITDA (1) at $25.9 million for the twelve months of 2006 was $6.3 million higher than the $ 19.6 million in the 2005 twelve months. Adjusting for the gain on the joint venture sale of $3.4 million; the Place 57 earnings of $8.3 million; the SHC C1,2,3 option mark-to-market of ($1.6) million; and the potential credit card claims of ($1.2) million, our adjusted EBITDA (1) for 2006 was $17.0 million. Adjusting for the $13.6 million gain on sale of assets, our adjusted EBITDA (1) in 2005 was $6.0 million. As a result our EBITDA (1) from continuing operations in the 2006 twelve months was still $11.0 million higher than the 2005 twelve months.

Balance Sheet

Our total assets at December 31, 2006 were $289.2 million compared to $253.1 million at December 31, 2005. The currency exchange rates for Australia and New Zealand as of December 31, 2006 were $0.7884 and $0.7046, respectively, and as of December 31, 2005, these rates were $0.7342 and $0.6845, respectively. As a result, currency had a positive effect on the balance sheet at December 31, 2006 compared to December 31, 2005.

Our cash position at December 31, 2006 was $11.0 million compared to $8.5 million at December 31, 2005.

On December 15, 2006, our New Zealand Corporate Credit Facility with the Westpac Banking Corporation was increased from $35.2 million (NZ$50.0 million) to $42.3 million (NZ$60.0 million) and the facility’s related principal payments were deferred to begin in February 2009.

In September 2006, we renegotiated our $78.8 million (AUS$100.0 million) Australian Corporate Credit Facility. Under the new terms, it is unlikely that we will be required to make any further principal payments on the loan until the facility comes to term on January 1, 2009.

At December 31, 2006, we were in the process of issuing $50.0 million in trust preferred securities through our wholly owned trust subsidiary. There are no principal payments until maturity in 2027 when the notes are paid in full. This transaction closed on February 5, 2007 and we used the funds principally to payoff our bank indebtedness in New Zealand by $34.4 million (NZ$50.0 million) and to pay down our indebtedness in Australia by $5.8 million (AUS$7.4 million). In New Zealand we have left in place a $42.3 million (NZ$60.0 million) line of credit and in Australia we have increased our borrowing ability to $10.9 million (AUS$13.9 million).

In addition, on December 4, 2006, we renegotiated our loan agreement secured by our Union Square Theatre in Manhattan from $3.2 million to $7.5 million.

Accordingly, we believe that we have sufficient borrowing capacity under our New Zealand and Australian corporate facilities, to meet our anticipated short-term working capital requirements.

Our negative working capital at December 31, 2006 was $7.0 million compared to $14.3 million at December 31, 2005. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach. We have approached several financing sources who have already given a high-level, favorable response to this funding. However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $107.7 million at December 31, 2006 compared to $99.4 at December 31, 2005.

Subsequent Events

Trust Preferred Private Placement. On February 5, 2007 we issued $50.0 million in 20-year Trust Preferred Securities, interest fixed for five years at 9.22%, to a trust which we control, and which in turn issued $50.0 million in trust preferred securities in a private placement. There are no principal payments until maturity in 2027 when the notes are paid in full. The trust is essentially a pass through, and the transaction is similar to the issuance of fully subordinated notes. The placement generated $48.4 million in net proceeds, which were used principally to retire all of our bank indebtedness in New Zealand $34.4 million (NZ$50.0 million) and to retire a portion of our bank indebtedness in Australia $5.8 million (AUS$7.4 million).

Tower Lease Acquisition. At December 31, 2006, we were under contract to purchase the underlying lease of our Tower Cinema in Sacramento, California. The agreement called for a purchase price of $493,000 to be paid in two installments. The first installment of $243,000 was paid on February 8, 2007 and the second installment of $250,000 is due on July 1, 2007.

New Zealand Property Acquisition. On February 14, 2007, we acquired through Landplan Property Partners commercial real estate of 1.0 acre in New Zealand. The acquisition of this property constitutes an investment of approximately $4.9 million (NZ$7.1 million).

Australia Lease Agreement. On February 23, 2007, we entered into an agreement to lease a site for an initial term of 15 years in which we intend to fit-out an 8 screen cinema in a regional shopping center located in a fast growing residential area in Australia. It is anticipated that this cinema will open in the first quarter of 2010.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http:citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.” In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235-2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Loss) (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenue	$27,184	$22,919	$106,125	$98,105
Operating expense
Cinema/real estate	18,003	17,323	77,507	74,846
Depreciation and amortization	3,249	2,975	13,212	12,384
General and administrative	3,502	3,768	12,991	17,247

Operating income (loss)	2,430	(1,147)	2,415	(6,372)

Interest expense, net	(1,548)	(1,157)	(6,608)	(4,473)
Other income	1,557	354	7,549	1,391
Income (loss) from discontinued operations	--	--	--	12,231
Gain on sale of unconsolidated joint venture	--	--	3,442	--
Income tax expense	(1,048)	(566)	(2,270)	(1,209)
Minority interest	(247)	(20)	(672)	(579)

Net income (loss)	$1,144	$(2,536)	$3,856	$989

Basic earnings (loss) per share	$0.05	$(0.13)	$0.17	$0.04
Diluted earnings (loss) per share	$0.05	$(0.13)	$0.17	$0.04

EBITDA*	$6,989	$2,161	$25,946	$19,622

EBITDA* change	$4,828		$6,324

* EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income (loss)	$1,144	$(2,536)	$3,856	$989
Add: Interest expense, net	1,548	1,157	6,608	4,473
Add: Income tax provision	1,048	566	2,270	1,209
Add: Depreciation and amortization	3,249	2,975	13,212	12,384
Add: Depreciation and interest for discontinued operations	--	(1)	--	567

EBITDA	$6,989	$2,161	$25,946	$19,622

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2006
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Operating revenue
Cinema	$94,048	$86,760	$74,324
Real estate	12,077	11,345	9,765
Total operating revenue	106,125	98,105	84,089
Operating expense
Cinema	70,142	67,487	56,816
Real estate	7,365	7,359	6,948
Depreciation and amortization	13,212	12,384	11,823
General and administrative	12,991	17,247	14,824
Total operating expense	103,710	104,477	90,411

Operating income (loss)	2,415	(6,372)	(6,322)

Non-operating income (expense)
Interest income	308	209	843
Interest expense	(6,916)	(4,682)	(3,921)
Net loss on sale of assets	(45)	(32)	(114)
Other income (expense)	(1,953)	51	998

Loss before minority interest, discontinued operations, income tax expense and equity earnings of unconsolidated joint ventures and entities	(6,191)	(10,826)	(8,516)
Minority interest	(672)	(579)	(112)
Loss from continuing operations	(6,863)	(11,405)	(8,628)
Discontinued operations:
Gain on disposal of business operations	--	13,610	--
Loss from discontinued operations, net of tax	--	(1,379)	(469)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(6,863)	826	(9,097)
Income tax expense	(2,270)	(1,209)	(1,046)
Loss before equity earnings of unconsolidated joint ventures and entities	(9,133)	(383)	(10,143)
Equity earnings of unconsolidated joint ventures and entities	9,547	1,372	1,680
Gain on sale of unconsolidated joint venture	3,442	--	--
Net income (loss)	$3,856	$989	$(8,463)
Earnings (loss) per common share - basic:
Earnings (loss) from continuing operations	$0.17	$(0.51)	$(0.37)
Earnings (loss) from discontinued operations, net	--	0.55	(0.02)
Basic earnings (loss) per share	$0.17	$0.04	$(0.39)
Weighted average number of shares outstanding - basic	22,425,941	22,249,967	21,948,065
Earnings (loss) per common share - diluted:
Earnings (loss) from continuing operations	$0.17	$(0.51)	$(0.37)
Earnings (loss) from discontinued operations, net	--	0.55	(0.02)
Diluted earnings (loss) per share	$0.17	$0.04	$(0.39)
Weighted average number of shares outstanding - diluted	22,674,818	22,249,967	21,948,065

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2006 and 2005
(U.S. dollars in thousands)
	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$11,008	$8,548
Receivables	6,612	5,272
Inventory	606	468
Investment in marketable securities	8,436	401
Restricted cash	1,040	--
Prepaid and other current assets	2,589	996
Total current assets	30,291	15,685
Property held for development	1,598	6,889
Property under development	38,876	23,069
Property & equipment, net	170,667	167,389
Investment in unconsolidated joint ventures and entities	19,067	14,025
Capitalized leasing costs	10	15
Goodwill	17,919	14,653
Intangible assets, net	7,954	8,788
Other assets	2,849	2,544
Total assets	$289,231	$253,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$13,539	$13,538
Film rent payable	4,642	4,580
Notes payable - current portion	2,237	1,776
Note payable to related party - current portion	5,000	--
Income taxes payable	9,128	7,504
Deferred current revenue	2,565	2,319
Other current liabilities	177	250
Total current liabilities	37,288	29,967
Notes payable - long-term portion	113,975	93,544
Notes payable to related party - long-term portion	9,000	14,000
Deferred non-current revenue	527	554
Other liabilities	18,178	12,509
Total liabilities	178,968	150,574
Commitments and contingencies
Minority interest in consolidated affiliates	2,603	3,079
Stockholders equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,558,089 issued and 20,980,865 outstanding at December 31, 2006 and 35,468,733 issued and 20,990,458 outstanding at December 31, 2005	216	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2006 and at December 31, 2005	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares at December 31, 2006 and 2005	--	--
Additional paid-in capital	128,399	128,028
Accumulated deficit	(50,058)	(53,914)
Treasury shares	(4,306)	(3,515)
Accumulated other comprehensive income	33,393	28,575
Total stockholders equity	107,659	99,404
Total liabilities and stockholders equity	$289,231	$253,057